EXHIBIT 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	July 29, 2009
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Web site address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS
SECOND QUARTER 2009 RESULTS
     LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced net income of $6.5 million, or $0.06 per diluted share, for the quarter ended June 30, 2009, essentially unchanged when compared to $6.4 million of net income, or $0.06 per diluted common share, recorded in the first quarter of 2009. Compared to the second quarter of 2008, earnings per diluted common share decreased $0.41, on a $4.7 million decrease in net income. Contributing to the decrease in earnings per diluted common share in the second quarter of 2009 compared to the second quarter of 2008 were preferred stock dividends including discount accretion, related to our issuances of preferred stock in the second half of 2008, reducing net income available to common shareholders by $5.0 million, or $0.21 per diluted common share.
     Edward J. Wehmer, President and Chief Executive Officer, commented, “We are pleased to report net income of $6.5 million in the second quarter of 2009. This level of net income attained was possible despite higher credit costs and the significant industry-wide special assessment by the FDIC. In the second quarter our net interest margin improved as expected by 20 basis points over the first quarter of 2009 aided by lower re-pricing of the Company’s deposit portfolio. The positive impact of deposit re-pricing coupled with improvements in loan pricing spreads on new volumes more than offset the negative impact of both interest reversed on loans placed in non-accrual status and the accumulation of liquidity on each bank’s balance sheet throughout the second quarter to accommodate the purchase of the life insurance premium finance loan portfolio.”
     Mr. Wehmer noted, “Non-performing loans increased in the second quarter as weak economic conditions persisted. The legal process to obtain control of the collateral is lengthy and resale activity for distressed properties remains slow. As a result, we recorded $12.8 million of net loan charge-offs and $23.7 million in provision for credit losses in the second quarter bringing our allowance for credit losses to 1.14% of total loans. We remain committed to resolving these problems credits as quickly as possible.”

     Mr. Wehmer added, “Residential mortgage originations for the secondary market continued to be strong in the second quarter, with $1.5 billion in originations. This follows a then record level of $1.2 billion originated in the first quarter of 2009. These originations continue to be primarily residential mortgage loan re-financings. Wealth management revenue rebounded in the second quarter as equity market conditions improved and new client development efforts generated additional assets under management. Coupled with the first quarter, we have now extended more than $5.6 billion of credit to new and existing borrowers in the first six months of 2009 subsequent to the investment by the U.S. Treasury Department. Excluding the reclassification of $520 million of premium finance receivables to held-for-sale at June 30, 2009, our outstanding loan balances have increased by $494 million from year-end.”
     Mr. Wehmer summarized, “We are prepared for the challenges that lie ahead for the remainder of 2009. The positioning of our balance sheet during the first half of 2009 and our capital levels will allow us to take advantage of unique opportunities in the market place.”
     Net income for the six months ended June 30, 2009 was $12.9 million, or $0.12 per diluted common share compared to $21.0 million or $0.87 per diluted common share for the same period in 2008. Contributing to the decrease in earnings per diluted common share in the first six months of 2009 compared to the first six months of 2008 were preferred share dividends including discount accretion, related to our issuances of preferred stock in the second half of 2008, reducing net income available to common shareholders by $10.0 million, or $0.41 per diluted common share.
     Total assets of $11.4 billion at June 30, 2009 increased $541 million from March 31, 2009 and $1.4 billion from June 30, 2008. The $541 million of asset growth in the second quarter of 2009 was concentrated in $151 million of commercial and commercial real estate loans and $172 million of premium finance receivables. Total deposits as of June 30, 2009 were $9.2 billion, an increase of $565 million from March 31, 2009 and $1.4 billion from June 30, 2008. The $565 million of deposit growth in the second quarter of 2009 was well distributed amongst all deposit types with $302 million from certificates of deposit, $128 million from NOW, savings and money markets, $87 million from wealth management and $48 million of non-interest bearing deposits. Only $9 million of the certificate of deposit growth was due to an increase in brokered certificates of deposits.
     Subject to market and other conditions, the Company intends to complete a sale of approximately $700 million of premium finance receivables in September 2009. As a result of this anticipated sale, the Company at the end of the second quarter of 2009 reclassified $520 million of premium finance receivables to a held-for-sale classification to comply with accounting requirements related to assets that are held with the intent to sell. At the end of the second quarter, the Company’s loans held-for-sale included $301 million of residential mortgages and $520 million of premium finance receivables. Total loans, including loans held for sale, grew to $8.4 billion as of June 30, 2009, an increase of $356 million, over the $8.1 billion balance as of March 31, 2009 and an increase of $1.1 billion over the June 30, 2008 balance of $7.3 billion. The Company’s loan portfolio includes a wide variety of loan types, of which approximately 8% are commercial real estate construction and land development related and 4% are residential real estate construction and land development related. These projects are being carefully monitored on an individual credit basis at each bank. Balances of both of these loan types have decreased as a percent of the total loan portfolio since the previous quarter-end.
     Total shareholders’ equity is $1.1 billion, or a book value of $32.59 per common share, at June 30, 2009, compared to $1.1 billion, or a book value of $32.64 per common share, at March 31, 2009 and $749 million, or a book value of $31.70 per common share, at June 30, 2008.
     Wintrust’s key operating measures and growth rates for the second quarter of 2009 as compared to the sequential and linked quarters are shown in the table below:

				% or		% or
				basis point (bp)		basis point (bp)
				Change		Change
	Three Months Ended			From		From
	June 30,	March 31,	June 30,	1st Quarter		2nd Quarter
($ in thousands, except per share data)	2009	2009	2008	2009 (4)		2008
Net income	$6,549	$6,358	$11,276		3%		(42)%
Net income per common share – diluted	$0.06	$0.06	$0.47		—%		(87)%

Net revenue (1)	$117,949	$101,209	$93,004		17%		27%
Net interest income	$72,497	$64,782	$59,400		12%		22%

Net interest margin (2)	2.91%	2.71%	2.77%	20	bp	14	bp
Net overhead ratio (3)	1.41%	1.53%	1.31%	(12	)bp	10	bp
Return on average assets	0.24%	0.24%	0.47%	—	bp	(23	)bp
Return on average common equity	0.79%	0.71%	5.97%	8	bp	(518	)bp

At end of period
Total assets	$11,359,536	$10,818,941	$9,923,077		20%		14%
Total loans	$7,595,476	$7,841,447	$7,153,603		(13)%		6%
Total loans, including loans held-for-sale	$8,416,576	$8,060,154	$7,271,982		18%		16%
Total deposits	$9,191,332	$8,625,977	$7,761,367		26%		18%
Total equity	$1,065,076	$1,063,227	$749,025		1%		42%

(1)	Net revenue is net interest income plus non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” and then choosing “Supplemental Financial Info.”
Impacting Comparative Financial Results: Acquisitions, Stock Offerings/Regulatory Capital and New Location
Acquisitions
     On July 28, 2009 the Company announced that First Insurance Funding Corp. (“FIFC”) completed the purchase of a majority of the U.S. life insurance premium finance assets of A.I. Credit Corp. and A.I. Credit Consumer Discount Company (“A.I. Credit”), subsidiaries of American International Group, Inc. FIFC acquired one of the largest life insurance premium finance portfolios in the industry, as well as certain other assets related to the life insurance premium finance business and the assumption of certain related liabilities for a purchase price of approximately $679.5 million in cash.
     On April 20, 2009 Wayne Hummer Asset Management Company completed its previously announced agreement to purchase certain assets and assume certain liabilities of Advanced Investment Partners, LLC (“AIP”). AIP is an investment management firm specializing in the active management of domestic equity investment strategies. The impact related to the AIP transaction is included in Wintrust’s consolidated financial results only since the effective date of acquisition.
     On December 23, 2008, the Company announced the acquisition by Wintrust Mortgage Corporation of certain assets and the assumption of certain liabilities of the mortgage banking business of Professional Mortgage Partners (“PMP”) of Downers Grove, Illinois. PMP was founded in 1999 and had approximately $1.6 billion in annual mortgage originations in 2008. The terms of the cash transaction were not disclosed, however, a significant portion of the net purchase price for the PMP assets is conditioned upon certain future profitability measures. The impact related to the PMP transaction is included in Wintrust’s consolidated financial results only since the effective date of acquisition.

Stock Offerings/Regulatory Capital
     The Company announced on December 19, 2008 that it had received the proceeds from the $250 million investment in Wintrust by the U.S. Treasury Department. The investment was made as part of the U.S. Treasury Department’s Capital Purchase Program, which is designed to infuse capital into the nation’s healthy banks in order to expand the flow of credit to U.S. consumers and businesses on competitive terms to promote the sustained growth and vitality of the U.S. economy.
     The investment by the U.S. Treasury Department was comprised of $250 million in preferred shares, with a warrant to purchase 1,643,295 shares of Wintrust common stock at a per share exercise price of $22.82 and a term of 10 years. If declared, dividends on the senior preferred stock are payable quarterly in arrears at a rate of 5% annually for the first five years and 9% thereafter. This investment can, with the approval of the Federal Reserve, be repurchased. The Company filed a shelf registration statement to fulfill the requirement of the Capital Purchase Program that the U.S. Department of Treasury be able to publicly sell the preferred shares and warrant it purchased from Wintrust.
     On August 26, 2008, the Company sold $50 million ($49.4 million net of issuance costs) of non-cumulative perpetual convertible preferred stock in a private transaction. If declared, dividends on the preferred stock are payable quarterly in arrears at a rate of 8.00% per annum. The shares are convertible into common stock at the option of the holder at a price per share of $27.38. On and after August 26, 2010, the preferred stock will be subject to mandatory conversion into common stock under certain circumstances.
De Novo Banking Location Activity
     In the second quarter of 2008, Wintrust opened a banking location in Vernon Hills, Illinois (Libertyville Bank & Trust Company).
Financial Performance Overview – Second Quarter of 2009
     For the second quarter of 2009, net interest income totaled $72.5 million, an increase of $13.1 million as compared to the second quarter of 2008 and an increase of $7.7 million as compared to the first quarter of 2009. Average earning assets for the second quarter of 2009 increased by $1.4 billion compared to the second quarter of 2008. Earning asset growth over the past 12 months was primarily a result of the $1.1 billion increase in average loans and $307 million increase in liquidity management assets. The average earning asset growth of $1.4 billion over the past 12 months was funded by a $916 million increase in the average balances of Savings, NOW, MMA and Wealth Management deposits, an increase in the average balance of net free funds of $371 million, an increase in the average balance of brokered certificates of deposit of $5 million, an increase in the average balance of retail certificates of deposit of $270 million offset by a decrease in the average balance of wholesale borrowings of $200 million. At June 30, 2009, $772 million of retail deposits were held in the Company’s MaxSafe® suite of products (certificates of deposit, MMA and NOW). MaxSafe® is an innovative investment alternative that provides up to 15 times the FDIC insurance security of a traditional banking deposit or a total of $3.75 million for interest-bearing accounts, by capitalizing on the Company’s multiple banking charters and depositing a customer’s funds across all 15 of the Company’s community banks.
     The net interest margin for the second quarter of 2009 was 2.91%, compared to 2.77% in the second quarter of 2008 and 2.71% in the first quarter of 2009. The increase in the net interest margin in the second quarter of 2009 when compared to the first quarter of 2009 is directly attributable to lower costs of interest-bearing deposits. The rate paid on total interest-bearing deposits decreased by 26 basis points in the second quarter of 2009. Additionally, in the second quarter of 2009, management’s decision to not engage in covered call option activity due to lower than acceptable security yields resulted in the elimination of revenue from the Company’s covered call strategy. Historically, compression in the net interest margin was effectively offset, as has consistently been the case, by the Company’s covered call strategy. It is expected that during periods of margin expansion, this revenue source will be limited. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income).”)
     In the second quarter of 2009, the yield on loans decreased nine basis points and the rate on interest-bearing deposits decreased 26 basis points compared to the first quarter of 2009. The bulk of the decrease in yield on loans is attributable to premium finance receivables. Overall rates offered on this product were lower in the second quarter of 2009 than they were in the 2008. The majority of the impact of the most recent lowering of interest rates by the Federal Reserve, totaling 175 basis points in the fourth quarter of 2008, should now be fully incorporated in this portfolio. Management believes opportunities during the remainder of 2009 for increasing credit spreads in commercial loan portfolio and re-pricing of maturities of retail certificates of deposits should contribute to continued net interest margin expansion.
     Non-interest income totaled $45.5 million in the second quarter of 2009, increasing $11.8 million, or 35%, compared to the second quarter of 2008 and increasing $9.0 million, or 99% on an annualized basis, compared to the first quarter of 2009. The increase, in comparison to both prior periods, was primarily attributable to increases in mortgage banking revenue and net available-for-sale security gains. Mortgage banking revenue increased $15.0 million when compared to the second quarter of 2008 and $6.4 million when compared to the first quarter of 2009. This was primarily attributable to a significant increase in mortgage loans originated for sale to the secondary market. Mortgages originated for sale totaled over $1.5 billion in the second quarter of 2009 compared to $1.2 billion in the first quarter of 2009 and $484 million in the second quarter of 2008. In the second quarter of 2009 Wintrust did not record any other-than-temporary impairment (“OTTI”) charges on certain corporate debt investment securities compared to OTTI charges of $2.1 million in the first quarter of 2009 and $212,000 in the second quarter of 2008 resulting in net securities gains of $1.5 million in the second quarter of 2009 compared to net securities losses of $140,000 in the second quarter of 2008 and $2.0 million in the first quarter of 2009. Offsetting the increase in securities gains, when compared to the first quarter of 2009, was a decrease of $2.0 million on fees from covered call options.
     Non-interest expense totaled $84.2 million in the second quarter of 2009, increasing $19.1 million, or 29%, compared to the second quarter of 2008 and $7.3 million, or 38% on an annualized basis, compared to the first quarter of 2009. The increase compared to the first quarter of 2009 was attributable to a $1.2 million increase in salaries and employee benefits and the $6.1 million increase in the FDIC deposit insurance expense related to the industry-wide special assessment and growth in the assessable deposit base. The $1.2 million increase in salaries and employee benefits is attributable to an increase in variable pay (commissions) of $1.9 million, primarily as a result of the higher mortgage loan origination volumes.
Financial Performance Overview – First Six Months of 2009
     The net interest margin for the first six months of 2009 was 2.81%, compared to 2.88% in the first six months of 2008. The decrease in the net interest margin in the first six months of 2009 when compared to the first six months of 2008 is directly attributable to the negative impact of an increased balance of non-performing assets. The yield on earning assets decreased by 110 basis points compared to the first six months of 2008 while the rate paid on total interest-bearing deposits decreased by 112 basis points compared to the first six months of 2008. Additionally, in 2009, higher than acceptable security pricing restricted revenue from the Company’s covered call strategy. Historically, compression in the net interest margin was effectively offset, as has consistently been the case, by the Company’s covered call strategy. It is expected that during periods of margin expansion, this revenue source will be limited. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income).”)
     Non-interest income totaled $81.9 million in the first six months of 2009, increasing $23.7 million, or 41%, compared to the first six months of 2008. The increase was attributable to increases in mortgage banking revenue and trading income offset by lower fees from covered call options and lower wealth management revenues. Mortgage banking revenue increased $25.2 million when compared to the first six months of 2008. This increase is primarily attributable to a significant increase in mortgage loans originated and sold to the secondary market. Mortgages originated for sale totaled over $2.7 billion in the first six months of 2009 compared to $947 million in the first six months of 2008. During the first six months of 2009, the Company recognized an increase of $16.9 million in trading income, primarily resulting from the increase in market value of certain securities held as trading assets. Offsetting the increase in trading income was a decrease of $16.9 million on fees from covered call options compared to the first six months of 2008. The majority of the increase in trading income resulted from an increase in the market value of certain collateralized mortgage obligations. The Company purchased these securities at a significant discount during the first quarter of 2009. These securities have increased in value since their purchase due to market spreads tightening, increased mortgage prepayments due to a favorable mortgage rate environment and the resultant refinancing activity taking place in the market and lower than projected default rates.
     Non-interest expense totaled $161.2 million in the first six months of 2009, increasing $33.2 million, or 26%, compared to the first six months of 2008. The change compared to the first six months of 2008 was attributable to a $17.2 million increase in salaries and employee benefits and a $9.6 million increase in FDIC insurance expense related to deposit insurance rate increases, the one-time industry-wide FDIC deposit insurance special assessment in the second quarter of 2009 and growth in the assessable deposit base. Additionally, $3.0 million of increased expenses related to other real-estate owned and $1.5 million from increased professional fees, primarily as a result of the elevated level of non-performing assets contributed to the $33.2 million non-interest expense growth. The $17.2 million increase in salaries and employee benefits is largely attributable to an increase in variable pay (commissions) of $11.0 million primarily as a result of the higher mortgage loan origination volumes.
     Non-performing loans totaled $238.2 million, or 3.1% of total loans, at June 30, 2009, compared to $175.9 million, or 2.24% of total loans, at March 31, 2009 and $86.8 million, or 1.21% of total loans, at June 30,

2008. OREO of $41.4 million at June 30, 2009 was essentially unchanged compared to March 31, 2009 and increased $32.2 million compared to June 30, 2008. During the second quarter of 2009, 27 individual properties, representing 4 lending relationships, were acquired by the Company via foreclosure or deed in lieu of foreclosure. The fair value of these properties totaled $4.7 million. Changes in fair value of properties held and properties sold reduced the OREO balance by $4.8 million during the second quarter of 2009.
     The $206.2 million of non-performing loans as of June 30, 2009 classified as residential real estate and home equity, commercial, consumer, and other consumer consists of $27.8 million of residential real estate construction and land development related loans, $95.2 million of commercial real estate construction and land development related loans, $33.4 million of residential real estate and home equity related loans, $31.1 million of commercial real estate related loans, $9.8 million of commercial related loans, and $8.9 million of consumer related loans. Of these relationships, 27 exceed $2.5 million in outstanding balances, approximating $137.4 million of the $206.2 million in total outstanding balances. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that are estimated to occur upon the ultimate resolution of these credits.
     The provision for credit losses totaled $23.7 million for the second quarter of 2009 compared to $14.5 million for the first quarter of 2009 and $10.3 million in the second quarter of 2008. Net charge-offs for the second quarter totaled 63 basis points on an annualized basis compared to 36 basis points on an annualized basis in the second quarter of 2008 and 51 basis points on an annualized basis in the first quarter of 2009. The provision for credit losses totaled $38.1 million for the first six months of 2009 compared to $18.9 million for the first six months of 2008. Net charge-offs for the first six months totaled 57 basis points on an annualized basis compared to 33 basis points on an annualized basis in the first six months of 2008.
     The allowance for credit losses at June 30, 2009 totaled $86.7 million and increased to 1.14% of total loans compared $75.8 million or 0.97% of average loans at March 31, 2009 and $58.1 million, or 0.81% of total loans at June 30, 2008.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2009	2008	2009	2008
Selected Financial Condition Data (at end of period):
Total assets	$11,359,536	$9,923,077
Total loans	7,595,476	7,153,603
Total deposits	9,191,332	7,761,367
Junior subordinated debentures	249,493	249,579
Total shareholders’ equity	1,065,076	749,025

Selected Statements of Income Data:
Net interest income	$72,497	$59,400	$137,279	$121,142
Net revenue (1)	117,949	93,004	219,158	179,318
Income before taxes	10,041	17,522	19,815	32,432
Net income	6,549	11,276	12,907	20,981
Net income per common share — Basic	0.06	0.48	0.12	0.89
Net income per common share — Diluted	0.06	0.47	0.12	0.87

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	2.91%	2.77%	2.81%	2.88%
Non-interest income to average assets	1.65	1.40	1.52	1.23
Non-interest expense to average assets	3.06	2.71	2.99	2.70
Net overhead ratio (3)	1.41	1.31	1.47	1.47
Efficiency ratio (2) (4)	72.02	69.54	73.00	70.30
Return on average assets	0.24	0.47	0.24	0.44
Return on average equity	0.79	5.97	0.75	5.61

Average total assets	$11,037,468	$9,682,454	$10,881,525	$9,526,832
Average total shareholders’ equity	1,067,395	760,253	1,064,588	752,104
Average loans to average deposits ratio	92.8%	94.6%	93.1%	94.7%

Common Share Data at end of period:
Market price per common share	$16.08	$23.85
Book value per common share	$32.59	$31.70
Common shares outstanding	23,979,804	23,625,841

Other Data at end of period:
Leverage ratio (5)	7.9%	7.8%
Tier 1 capital to risk-weighted assets (5)	8.9%	8.7%
Total capital to risk-weighted assets (5)	12.3%	10.2%
Allowance for credit losses (6)	$86,699	$58,126
Non-performing loans	$238,219	$86,806
Allowance for credit losses to total loans (6)	1.14%	0.81%
Non-performing loans to total loans	3.14%	1.21%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	8	8
Banking offices	79	79

(1)	Net revenue is net interest income plus non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	June 30,	December 31,	June 30,
(In thousands)	2009	2008	2008

Assets
Cash and due from banks	$122,382	$219,794	$166,857
Federal funds sold and securities purchased under resale agreements	41,450	226,110	73,311
Interest bearing deposits with banks	655,759	123,009	6,438
Available-for-sale securities, at fair value	1,267,410	784,673	1,590,648
Trading account securities	22,973	4,399	1,877
Brokerage customer receivables	17,701	17,901	19,661
Loans held-for-sale	821,100	61,116	118,379
Loans, net of unearned income	7,595,476	7,621,069	7,153,603
Less: Allowance for loan losses	85,113	69,767	57,633

Net loans	7,510,363	7,551,302	7,095,970
Premises and equipment, net	350,447	349,875	348,881
Accrued interest receivable and other assets	260,182	240,664	208,574
Trade date securities receivable	—	788,565	—
Goodwill	276,525	276,310	276,311
Other intangible assets	13,244	14,608	16,170

Total assets	$11,359,536	$10,658,326	$9,923,077

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$793,173	$757,844	$688,512
Interest bearing	8,398,159	7,618,906	7,072,855

Total deposits	9,191,332	8,376,750	7,761,367

Notes payable	1,000	1,000	41,975
Federal Home Loan Bank advances	435,980	435,981	438,983
Other borrowings	244,286	336,764	383,009
Subordinated notes	65,000	70,000	75,000
Junior subordinated debentures	249,493	249,515	249,579
Trade date securities payable	—	—	97,898
Accrued interest payable and other liabilities	107,369	121,744	126,241

Total liabilities	10,294,460	9,591,754	9,174,052

Shareholders’ equity:
Preferred stock	283,518	281,873	—
Common stock	26,835	26,611	26,478
Surplus	577,473	571,887	547,792
Treasury stock	(122,302)	(122,290)	(122,258)
Retained earnings	317,713	318,793	325,314
Accumulated other comprehensive loss	(18,161)	(10,302)	(28,301)

Total shareholders’ equity	1,065,076	1,066,572	749,025

Total liabilities and shareholders’ equity	$11,359,536	$10,658,326	$9,923,077

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2009	2008	2009	2008

Interest income
Interest and fees on loans	$110,302	$108,803	$217,189	$227,756
Interest bearing deposits with banks	767	68	1,427	188
Federal funds sold and securities purchased under resale agreements	66	472	127	1,106
Securities	15,819	16,553	30,146	32,634
Trading account securities	55	15	79	46
Brokerage customer receivables	120	249	240	606

Total interest income	127,129	126,160	249,208	262,336

Interest expense
Interest on deposits	43,502	53,862	89,455	115,292
Interest on Federal Home Loan Bank advances	4,503	4,557	8,956	9,113
Interest on notes payable and other borrowings	1,752	2,900	3,622	5,670
Interest on subordinated notes	428	843	1,008	1,930
Interest on junior subordinated debentures	4,447	4,598	8,888	9,189

Total interest expense	54,632	66,760	111,929	141,194

Net interest income	72,497	59,400	137,279	121,142
Provision for credit losses	23,663	10,301	38,136	18,856

Net interest income after provision for credit losses	48,834	49,099	99,143	102,286

Non-interest income
Wealth management	6,883	7,771	12,809	15,636
Mortgage banking	22,596	7,536	38,828	13,632
Service charges on deposit accounts	3,183	2,565	6,153	4,938
Gain on sales of premium finance receivables	196	566	518	1,707
Gains (losses) on available-for-sale securities, net	1,540	(140)	(498)	(1,473)
Other	11,054	15,306	24,069	23,736

Total non-interest income	45,452	33,604	81,879	58,176

Non-interest expense
Salaries and employee benefits	46,015	36,976	90,835	73,648
Equipment	4,015	4,048	7,953	7,974
Occupancy, net	5,608	5,438	11,798	11,305
Data processing	3,216	2,918	6,352	5,716
Advertising and marketing	1,420	1,368	2,515	2,367
Professional fees	2,871	2,227	5,754	4,295
Amortization of other intangible assets	676	779	1,363	1,567
Other	20,424	11,427	34,637	21,158

Total non-interest expense	84,245	65,181	161,207	128,030

Income before taxes	10,041	17,522	19,815	32,432
Income tax expense	3,492	6,246	6,908	11,451

Net income	$6,549	$11,276	$12,907	$20,981

Preferred stock dividends and discount accretion	5,000	—	10,000	—

Net income applicable to common shares	$1,549	$11,276	$2,907	$20,981

Net income per common share — Basic	$0.06	$0.48	$0.12	$0.89

Net income per common share — Diluted	$0.06	$0.47	$0.12	$0.87

Cash dividends declared per common share	$—	$—	$0.18	$0.18

Weighted average common shares outstanding	23,964	23,608	23,910	23,563
Dilutive potential common shares	300	531	269	555

Average common shares and dilutive common shares	24,264	24,139	24,179	24,118

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components) and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2009	2008	2009	2008

(A) Interest income (GAAP)	$127,129	$126,160	$249,208	$262,336
Taxable-equivalent adjustment:
– Loans	110	158	267	357
– Liquidity management assets	450	428	902	939
– Other earning assets	10	6	21	19

Interest income – FTE	$127,699	$126,752	$250,398	$263,651
(B) Interest expense (GAAP)	54,632	66,760	111,929	141,194

Net interest income – FTE	$73,067	$59,992	$138,469	$122,457

(C) Net interest income (GAAP) (A minus B)	$72,497	$59,400	$137,279	$121,142

(D) Net interest margin (GAAP)	2.88%	2.74%	2.79%	2.84%
Net interest margin – FTE	2.91%	2.77%	2.81%	2.88%

(E) Efficiency ratio (GAAP)	72.37%	69.98%	73.39%	70.82%
Efficiency ratio – FTE	72.02%	69.54%	73.00%	70.30%

LOANS, NET OF UNEARNED INCOME

				% Growth
				From	From
	June 30,	December 31,	June 30,	December 31,	June 30,
(Dollars in thousands)	2009	2008	2008	2008 (1)	2008
Balance:
Commercial and commercial real estate	$5,083,917	$4,778,664	$4,610,550	13%	10%
Home equity	912,399	896,438	770,748	4	18
Residential real estate	279,345	262,908	243,400	12	15
Premium finance receivables (3)	1,070,514	1,346,586	1,145,986	(41)	(7)
Indirect consumer loans (2)	133,808	175,955	221,511	(48)	(40)
Other loans	115,493	160,518	161,408	(57)	(28)

Total loans, net of unearned income	$7,595,476	$7,621,069	$7,153,603	(1)%	6%

Mix:
Commercial and commercial real estate	67%	63%	65%
Home equity	12	12	11
Residential real estate	3	3	3
Premium finance receivables (3)	14	18	16
Indirect consumer loans (2)	2	2	3
Other loans	2	2	2

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.

(3)	Excludes $520 million of premium finance receivables reclassified to held-for-sale in the second quarter of 2009.
DEPOSITS

				% Growth
				From	From
	June 30,	December 31,	June 30,	December 31,	June 30,
(Dollars in thousands)	2009	2008	2008	2008 (1)	2008
Balance:
Non-interest bearing	$793,173	$757,844	$688,512	9%	15%
NOW	1,072,255	1,040,105	1,064,792	6	1
Wealth Management deposits (2)	919,968	716,178	599,451	57	53
Money market	1,379,164	1,124,068	900,482	46	53
Savings	461,377	337,808	326,869	74	41
Time certificates of deposit	4,565,395	4,400,747	4,181,261	8	9

Total deposits	$9,191,332	$8,376,750	$7,761,367	20%	18%

Mix:
Non-interest bearing	9%	9%	9%
NOW	11	12	14
Wealth Management deposits (2)	10	9	8
Money market	15	13	12
Savings	5	4	4
Time certificates of deposit	50	53	53

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances at the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of Wayne Hummer Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the second quarter of 2009 compared to the second quarter of 2008 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	June 30, 2009			June 30, 2008

(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (7)	$1,851,179	$17,102	3.71%	$1,543,795	$17,521	4.56%
Other earning assets (2) (3) (7)	22,694	185	3.27	22,519	270	4.83
Loans, net of unearned income (2) (4) (7)	8,212,572	110,412	5.39	7,158,317	108,961	6.12

Total earning assets (7)	$10,086,445	$127,699	5.08%	$8,724,631	$126,752	5.84%

Allowance for loan losses	(72,990)			(53,798)
Cash and due from banks	118,402			125,806
Other assets	905,611			885,815

Total assets	$11,037,468			$9,682,454

Interest-bearing deposits	$8,097,096	$43,502	2.15%	$6,906,437	$53,862	3.14%
Federal Home Loan Bank advances	435,983	4,503	4.14	437,642	4,557	4.19
Notes payable and other borrowings	249,123	1,752	2.82	439,130	2,900	2.66
Subordinated notes	66,648	428	2.54	75,000	843	4.45
Junior subordinated debentures	249,494	4,447	7.05	249,594	4,598	7.29

Total interest-bearing liabilities	$9,098,344	$54,632	2.41%	$8,107,803	$66,760	3.31%

Non-interest bearing deposits	754,479			663,526
Other liabilities	117,250			150,872
Equity	1,067,395			760,253

Total liabilities and shareholders’ equity	$11,037,468			$9,682,454

Interest rate spread (5) (7)			2.67%			2.53%
Net free funds/contribution (6)	$988,101		0.24	$616,828		0.24

Net interest income/Net interest margin (7)		$73,067	2.91%		$59,992	2.77%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended June 30, 2009 and 2008 were $570,000 and $592,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the second quarter of 2009 compared to the first quarter of 2009 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	June 30, 2009			March 31, 2009
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$1,851,179	$17,102	3.71%	$1,839,161	$15,499	3.42%
Other earning assets (2) (3) (7)	22,694	185	3.27	22,128	155	2.85
Loans, net of unearned income (2) (4) (7)	8,212,572	110,412	5.39	7,924,849	107,045	5.48

Total earning assets (7)	$10,086,445	$127,699	5.08%	$9,786,138	$122,699	5.08%

Allowance for loan losses	(72,990)			(72,044)
Cash and due from banks	118,402			107,550
Other assets	905,611			903,322

Total assets	$11,037,468			$10,724,966

Interest-bearing deposits	$8,097,096	$43,502	2.15%	$7,747,879	$45,953	2.41%
Federal Home Loan Bank advances	435,983	4,503	4.14	435,982	4,453	4.14
Notes payable and other borrowings	249,123	1,752	2.82	301,894	1,870	2.51
Subordinated notes	66,648	428	2.54	70,000	580	3.31
Junior subordinated debentures	249,494	4,447	7.05	249,506	4,441	7.12

Total interest-bearing liabilities	$9,098,344	$54,632	2.41%	$8,805,261	$57,297	2.64%

Non-interest bearing deposits	754,479			733,911
Other liabilities	117,250			124,140
Equity	1,067,395			1,061,654

Total liabilities and shareholders’ equity	$11,037,468			$10,724,966

Interest rate spread (5) (7)			2.67%			2.44%
Net free funds/contribution (6)	$988,101		0.24	$980,877		0.27

Net interest income/Net interest margin (7)		$73,067	2.91%		$65,402	2.71%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended June 30, 2009 was $570,000 and for the three months ended March 31, 2009 was $620,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

The higher level of net interest income recorded in the second quarter of 2009 compared to the first quarter of 2009 was attributable to increasing credit spreads on new loan volumes and the ability to raise interest-bearing deposits at more reasonable rates and strong earning asset growth. Average earning asset growth of $300 million in the second quarter of 2009 compared to the first quarter of 2009 was comprised of $288 million of loan growth and $12 million of liquid management asset growth. The $300 million of earning asset growth was primarily funded by a $349 million increase in the average balances of interest-bearing liabilities and an increase in the average balance of net free funds of $7 million partially offset by a decrease in the average balance of total wholesale borrowings of $56 million.

In the second quarter of 2009, the yield on loans decreased nine basis points and the rate on interest-bearing deposits decreased 26 basis points compared to the first quarter of 2009. The bulk of the decrease in yield on loans is attributable to premium finance receivables. Overall rates offered on this product were lower in the second quarter of 2009 than they were in the 2008. The majority of the impact of the most recent lowering of interest rates by the Federal Reserve, totaling 175 basis points in the fourth quarter of 2008, should now be fully incorporated in this portfolio. Management believes opportunities during the remainder of 2009 for increasing credit spreads in commercial loan portfolio and re-pricing of maturities of retail certificates of deposits should contribute to continued net interest margin expansion.
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the six months ended June 30, 2009 compared to the six months ended June 30, 2008:

	For the Six Months Ended			For the Six Months Ended
	June 30, 2009			June 30, 2008
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (7)	$1,845,283	$32,602	3.56%	$1,467,768	$34,867	4.78%
Other earning assets (2) (3) (7)	22,412	340	3.06	24,461	671	5.51
Loans, net of unearned income (2) (4) (7)	8,065,058	217,456	5.44	7,084,189	228,113	6.48

Total earning assets (7)	$9,932,753	$250,398	5.08%	$8,576,418	$263,651	6.18%

Allowance for loan losses	(72,537)			(52,605)
Cash and due from banks	117,615			125,274
Other assets	903,694			877,745

Total assets	$10,881,525			$9,526,832

Interest-bearing deposits	$7,921,810	$89,455	2.28%	$6,827,209	$115,292	3.40%
Federal Home Loan Bank advances	435,983	8,956	4.14	432,276	9,113	4.24
Notes payable and other borrowings	276,893	3,622	2.64	385,319	5,670	2.96
Subordinated notes	68,315	1,008	2.93	75,000	1,930	5.09
Junior subordinated debentures	249,500	8,888	7.09	249,615	9,189	7.28

Total interest-bearing liabilities	$8,952,501	$111,929	2.52%	$7,969,419	$141,194	3.56%

Non-interest bearing deposits	744,251			653,232
Other liabilities	120,185			152,077
Equity	1,064,588			752,104

Total liabilities and shareholders’ equity	$10,881,525			$9,526,832

Interest rate spread (5) (7)			2.56%			2.62%
Net free funds/contribution (6)	$980,252		0.25	$606,999		0.26

Net interest income/Net interest margin (7)		$138,469	2.81%		$122,457	2.88%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the six months ended June 30, 2009 and 2008 were $1.2 million and $1.3 million, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

NON-INTEREST INCOME
For the second quarter of 2009, non-interest income totaled $45.5 million, an increase of $11.8 million compared to the second quarter of 2008. The increase was primarily attributable to an increase in mortgage banking revenue and trading income offset by lower levels of fees from covered call options. For the first six months of 2009, non-interest income totaled $81.9 million, an increase of $23.7 million compared to the first six months of 2008. This increase was primarily attributable to increases in mortgage banking revenue and trading income offset by lower levels of fees from covered call options.
The following table presents non-interest income by category for the periods presented:

	Three Months Ended
	June 30,		$	%
(Dollars in thousands)	2009	2008	Change	Change
Brokerage	$4,280	$4,948	(668)	(14)
Trust and asset management	2,603	2,823	(220)	(8)

Total wealth management	6,883	7,771	(888)	(11)

Mortgage banking	22,596	7,536	15,060	NM
Service charges on deposit accounts	3,183	2,565	618	24
Gain on sales of premium finance receivables	196	566	(370)	(65)
Gains (losses) on available-for-sale securities, net	1,540	(140)	1,680	NM
Other:
Fees from covered call options	—	12,083	(12,083)	(100)
Bank Owned Life Insurance	565	851	(286)	(34)
Trading income	8,274	76	8,198	NM
Administrative services	454	755	(301)	(40)
Miscellaneous	1,761	1,541	220	14

Total other	11,054	15,306	(4,252)	(28)

Total non-interest income	$45,452	$33,604	11,848	35

	Six Months Ended
	June 30,		$	%
(Dollars in thousands)	2009	2008	Change	Change
Brokerage	$8,099	$9,986	(1,887)	(19)
Trust and asset management	4,710	5,650	(940)	(17)

Total wealth management	12,809	15,636	(2,827)	(18)

Mortgage banking	38,828	13,632	25,196	NM
Service charges on deposit accounts	6,153	4,938	1,215	25
Gain on sales of premium finance receivables	518	1,707	(1,189)	(70)
Losses on available-for-sale securities, net	(498)	(1,473)	975	66
Other:
Fees from covered call options	1,998	18,863	(16,865)	(89)
Bank Owned Life Insurance	851	1,464	(613)	(42)
Trading income	17,018	109	16,909	NM
Administrative services	937	1,469	(532)	(36)
Miscellaneous	3,265	1,831	1,434	78

Total other	24,069	23,736	333	1

Total non-interest income	$81,879	$58,176	23,703	41

NM = Not Meaningful
Wealth management is comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Wayne Hummer Asset Management Company. Wealth management totaled $6.9 million in the second quarter of 2009 and $7.8 million in the second quarter of 2008. Decreased asset valuations due to the equity market declines over the past 12 months have hindered the revenue growth from trust and asset management activities. Continued uncertainties surrounding the equity markets overall have slowed the growth of the brokerage component of wealth management revenue. With equity markets improving in the second quarter of 2009, wealth management did increase $957,000, or 65% on an annualized basis, over the first quarter of 2009. On a year-to-date basis, wealth management totaled $12.8 million, down $2.8 million, or 18% when compared to the same period in 2008.
Mortgage banking includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended June 30, 2009, this revenue source totaled $22.6 million, an increase of $15.1 million when compared to the second quarter of 2008. The increase was primarily attributable to $14.4 million from gains recognized on loans sold to the secondary market offset by $683,000 from changes in the fair market value of mortgage servicing rights, valuation fluctuations of mortgage banking derivatives, fair value accounting for certain residential mortgage loans held for sale and increased recourse obligation for loans previously sold. Future growth of mortgage banking is impacted by the interest rate environment and current residential housing conditions and will continue to be dependent upon both. Mortgages originated and sold totaled over $1.5 billion in the second quarter of 2009 compared to $1.2 billion in the first quarter of 2009 and $484 million in the second quarter of 2008. The positive impact of the PMP transaction, completed at the end of 2008, contributed to mortgage banking revenue growth in both quarters of 2009. On a year-to-date basis, mortgage banking totaled $38.8 million, increasing $25.2 million when compared to the same period in 2008.
Service charges on deposit accounts totaled $3.2 million for the second quarter of 2009, an increase of $618,000, or 24%, when compared to the same quarter of 2008. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.
Wintrust did not sell any premium finance receivables in the second quarter of 2009 but recognized $196,000 of gains in the second quarter of 2009 on clean-up calls of previous sales. Wintrust sold $70 million of premium finance receivables in the second quarter of 2008, recognizing $566,000 of net gains. Subject to market and other conditions, the Company intends to complete a sale of approximately $700 million of premium finance receivables in September 2009. As a result of this anticipated sale, the Company at the end of the second quarter of 2009 reclassified $520 million of premium finance receivables to a held-for-sale classification to comply with accounting requirements related to assets that are held with the intent to sell.
Other non-interest income for the second quarter of 2009 totaled $11.1 million, a decrease of $4.2 million, compared to $15.3 million in the second quarter of 2008. Trading income increased $8.2 million as the Company recognized $8.3 million in trading income resulting primarily from the increase in market value of certain collateralized mortgage obligations. The Company purchased these securities at a significant discount during the first quarter of 2009. These securities have increased in value since their purchase due to market spreads tightening, increased mortgage prepayments due to favorable mortgage rate environment and the resultant refinancing activity taking place in the market and lower than projected default rates. More than offsetting the increase in trading income were fees from certain covered call option transactions decreasing by $12.1 million, as no income was recorded from this activity in the second quarter of 2009. Historically, compression in the net interest margin was effectively offset, as has consistently been the case, by the Company’s covered call strategy. Management has been able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management. The covered call option contracts are written against certain U.S. Treasury and agency securities held in the Company’s portfolio for liquidity and other purposes. In the second quarter of 2009, as the Company’s net interest margin expanded management chose to not engage in covered call option activity due to lower than acceptable security yields which resulted in the elimination of revenue from the Company’s covered call strategy. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income).”).

NON-INTEREST EXPENSE
Non-interest expense for the second quarter of 2009 totaled $84.2 million and increased approximately $19 million, or 29%, from the second quarter 2008 total of $65.2 million. On a year-to-date basis, non-interest expense for 2009 totaled $161.2 million and increased $33.2 million, or 26% over the same period in 2008.
The following table presents non-interest expense by category for the periods presented:

	Three Months Ended
	June 30,		$	%
(Dollars in thousands)	2009	2008	Change	Change
Salaries and employee benefits	$46,015	$36,976	9,039	24
Equipment	4,015	4,048	(33)	(1)
Occupancy, net	5,608	5,438	170	3
Data processing	3,216	2,918	298	10
Advertising and marketing	1,420	1,368	52	4
Professional fees	2,871	2,227	644	29
Amortization of other intangible assets	676	779	(103)	(13)
Other:
Commissions – 3rd party brokers	791	997	(206)	(21)
Postage	1,146	1,055	91	9
Stationery and supplies	793	756	37	5
FDIC insurance	9,121	1,289	7,832	NM
OREO expenses, net	1,072	837	235	28
Miscellaneous	7,501	6,493	1,008	16

Total other	20,424	11,427	8,997	79

Total non-interest expense	$84,245	$65,181	19,064	29

	Three Months Ended
	June 30,		$	%
(Dollars in thousands)	2009	2008	Change	Change
Salaries and employee benefits	$90,835	$73,648	17,187	23
Equipment	7,953	7,974	(21)	—
Occupancy, net	11,798	11,305	493	4
Data processing	6,352	5,716	636	11
Advertising and marketing	2,515	2,367	148	6
Professional fees	5,754	4,295	1,459	34
Amortization of other intangible assets	1,363	1,567	(204)	(13)
Other:
Commissions – 3rd party brokers	1,495	1,982	(487)	(25)
Postage	2,327	2,041	286	14
Stationery and supplies	1,561	1,498	63	4
FDIC Insurance	12,134	2,575	9,559	NM
OREO expenses, net	3,428	452	2,976	NM
Miscellaneous	13,692	12,610	1,082	9

Total other	34,637	21,158	13,479	64

Total non-interest expense	$161,207	$128,030	33,177	26

NM = Not Meaningful
Salaries and employee benefits comprised 55% of total non-interest expense in the second quarter of 2009 and 57% in the second quarter of 2008. Salaries and employee benefits expense increased $9.0 million, or 24%, in the second quarter of 2009 compared to the second quarter of 2008 primarily as a result of higher commission and incentive compensation expenses related to mortgage banking activities and the incremental costs of the PMP staff. The large increase in salaries and employee benefits is primarily attributable to an increase in variable pay (commissions) of $6.3 million as a result of the higher mortgage loan origination volumes. On a year-to-date basis, salaries and employee benefits increased $17.2 million, or 23% compared to the same period in 2008. Of this increase, $11.0 million was attributable to an increase in variable pay (commissions) as a result of the higher mortgage loan origination volumes.
Professional fees include legal, audit and tax fees, external loan review costs and normal regulatory exam assessments. Professional fees for the second quarter of 2009 were $2.9 million, an increase of $644,000, or 29%, compared to the same period in 2008. On a year-to-date basis, professional fees were $5.8 million, an increase of $1.5 million, or 34%, compared to the same period in 2008. These increases are primarily a result of increased legal costs related to non-performing assets.
FDIC insurance totaled $9.1 million in the second quarter of 2009, an increase of $7.8 million compared to $1.3 million in the second quarter of 2008. On a year-to-date basis, FDIC insurance totaled $12.1 million in 2009, an increase of $9.5 million compared to $2.6 million in 2008. The increase in FDIC insurance rates at the beginning of 2009, the industry-wide special assessment on financial institutions in the second quarter of 2009 and growth in the assessable deposit base contributed to the significant increases in FDIC insurance costs for the second quarter of 2009 and the first six months of 2009.
Miscellaneous expense includes expenses such as ATM expenses, net OREO expenses, correspondent bank charges, directors’ fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions and lending origination costs that are not deferred. Miscellaneous expenses in the second quarter of 2009 increased $1.0 million, or 16%, compared to the same period in the prior year. On year-to-date basis, miscellaneous expenses increased $1.1 million, or 9%, compared to the same period in the prior year.

ASSET QUALITY
Allowance for Credit Losses

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2009	2008	2009	2008
Allowance for loan losses at beginning of period	$74,248	$53,758	$69,767	$50,389
Provision for credit losses	23,663	10,301	38,136	18,856

Charge-offs:
Commercial and commercial real estate loans	9,846	5,430	17,735	9,387
Home equity loans	795	25	1,306	25
Residential real estate loans	108	—	260	219
Premium finance receivables	1,792	913	3,144	1,796
Indirect consumer loans	473	271	834	529
Consumer and other loans	130	202	251	296

Total charge-offs	13,144	6,841	23,530	12,252

Recoveries:
Commercial and commercial real estate loans	107	29	315	69
Home equity loans	1	—	2	—
Residential real estate loans	—	—	—	—
Premium finance receivables	155	273	296	400
Indirect consumer loans	44	61	73	107
Consumer and other loans	39	52	54	64

Total recoveries	346	415	740	640

Net charge-offs	(12,798)	(6,426)	(22,790)	(11,612)

Allowance for loan losses at period end	$85,113	$57,633	$85,113	$57,633

Allowance for unfunded loan commitments at period end	$1,586	$493	$1,586	$493

Allowance for credit losses at period end	$86,699	$58,126	$86,699	$58,126

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	0.78%	0.48%	0.72%	0.42%
Home equity loans	0.35	0.01	0.29	0.01
Residential real estate loans	0.09	—	0.11	0.13
Premium finance receivables	0.43	0.23	0.39	0.25
Indirect consumer loans	1.20	0.38	0.99	0.37
Consumer and other loans	0.25	0.37	0.26	0.29

Total loans, net of unearned income	0.63%	0.36%	0.57%	0.33%

Net charge-offs as a percentage of the provision for loan losses	54.08%	62.38%	59.76%	61.58%

Loans at period-end			$7,595,476	$7,153,603
Allowance for loan losses as a percentage of loans at period-end			1.12%	0.81%
Allowance for credit losses as a percentage of loans at period-end			1.14%	0.81%
The allowance for credit losses is comprised of the allowance for loan losses and the allowance for lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for lending-related commitments (separate liability account) represents the portion of the provision for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses may contain both a component related to funded loans

(provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).
Non-performing Loans
The following table sets forth Wintrust’s non-performing loans at the dates indicated.

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands)	2009	2009	2008	2008
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity (1)	$1,447	$726	$617	$200
Commercial, consumer and other	7,860	4,958	14,750	2,259
Premium finance receivables	14,301	9,722	9,339	5,180
Indirect consumer loans	695	1,076	679	471

Total past due greater than 90 days and still accruing	24,303	16,482	25,385	8,110

Non-accrual loans:
Residential real estate and home equity (1)	11,925	9,209	6,528	3,384
Commercial, consumer and other	184,960	136,397	91,814	61,918
Premium finance receivables	15,806	12,694	11,454	13,005
Indirect consumer loans	1,225	1,084	913	389

Total non-accrual	213,916	159,384	110,709	78,696

Total non-performing loans:
Residential real estate and home equity (1)	13,372	9,935	7,145	3,584
Commercial, consumer and other	192,820	141,355	106,564	64,177
Premium finance receivables	30,107	22,416	20,793	18,185
Indirect consumer loans	1,920	2,160	1,592	860

Total non-performing loans	$238,219	175,866	$136,094	$86,806

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity (1)	1.12%	0.83%	0.62%	0.35%
Commercial, consumer and other	3.71	2.79	2.16	1.34
Premium finance receivables	2.81	1.58	1.54	1.59
Indirect consumer loans	1.44	1.40	0.90	0.39

Total non-performing loans	3.14%	2.24%	1.79%	1.21%

Allowance for loan losses as a percentage of non-performing loans	35.73%	42.22%	51.26%	66.39%

(1)	Residential real estate and home equity loans that are non-accrual and past due greater than 90 days and still accruing do not include non-performing mortgage loans held-for-sale. These balances totaled $0 as of June 30, 2009, March 31, 2009 and December 31, 2008 and $0.2 million as of June 30, 2008. Mortgage loans held-for sale are carried at either fair value or at the lower of cost or market applied on an aggregate basis by loan type. Charges related to adjustments to record the loans at fair value are recognized in mortgage banking revenue.
The provision for credit losses totaled $23.7 million for the second quarter of 2009, $14.5 million in the first quarter of 2009 and $10.3 million for the second quarter of 2008. For the quarter ended June 30, 2009, net charge-offs totaled $12.8 million compared to $10.0 million in the first quarter of 2009 and $6.4 million recorded in the second quarter of 2008. On a ratio basis, annualized net charge-offs as a percentage of average loans were 0.63% in the second quarter of 2009, 0.51% in the first quarter of 2009, and 0.36% in the second quarter of 2008. On a year-to-date basis, the provision for credit losses totaled $38.1 million for 2009 and $18.9 million for the same period in 2008. Net charge-offs totaled $22.8 million in 2009 compared to $11.6 million recorded in 2008. On a ratio basis, annualized net charge-offs as a percentage of average loans were 0.57% in 2009 and 0.33% in 2008.
Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors. The increase from the end of the prior quarter reflects the continued economic weaknesses in the Company’s markets and is the result of an individual review of a significant number of individual credits as well as the overall risk factors impacting certain types of credits, specifically credits with residential development collateral valuation exposure.
Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $13.4 million as of June 30, 2009. The balance increased $9.8 million from June 30, 2008 and increased $3.5 million from March 31, 2009. The June 30, 2009 non-performing balance is comprised of $6.1 million of residential real estate (22 individual credits) and $7.3 million of home equity loans (30 individual credits). On average, this is approximately 3 non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Commercial, Consumer and Other
The commercial, consumer and other non-performing loan category totaled $192.8 million as of June 30, 2009 compared to $141.4 million as of March 31, 2009 and $64.2 million as of June 30, 2008.
Management is pursuing the resolution of all credits in this category. However, given the current state of the residential real estate market, resolution of certain credits could span a lengthy period of time until market conditions stabilize. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Loan Composition
The $206.2 million of non-performing loans as of June 30, 2009 classified as residential real estate and home equity, commercial, consumer, and other consumer consists of $27.8 million of residential real estate construction and land development related loans, $95.2 million of commercial real estate construction and land development related loans, $33.4 million of residential real estate and home equity related loans, $31.1 million of commercial real estate related loans, $9.8 million of commercial related loans and $8.9 million of consumer related loans. 27 of these relationships exceed $2.5 million in outstanding balances, approximating $137.4 million in total outstanding balances. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Premium Finance Receivables
The table below presents the level of non-performing premium finance receivables as of June 30, 2009 and 2008, and the amount of net charge-offs for the quarters then ended.

(Dollars in thousands)	June 30, 2009	June 30, 2008
Non-performing premium finance receivables	$30,107	$18,185
- as a percent of premium finance receivables outstanding	2.81%	1.59%

Net charge-offs of premium finance receivables	$1,637	$640
- annualized as a percent of average premium finance receivables	0.43%	0.23%
As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. The Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing premium finance receivables.
The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default,

Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.
At the end of the second quarter, the Company reclassified $520 million of premium finance receivables to a held-for-sale classification. This reclassification is a result of complying with accounting requirements related to assets that are held with the intent to sell. The Company estimated that $520 million of premium finance receivables held at June 30, 2009 would be part of the estimated $700 million of premium finance receivables expected to be sold, subject to market and other conditions, in September of 2009. Non-performing premium finance receivables as a percent of outstanding premium finance receivables, including the reclassified balances, was 1.89%, compared to the 2.81% shown above. None of the loans in the $520 million reclassified are in a non-performing status.
Non-performing Indirect Consumer Loans
Total non-performing indirect consumer loans were $1.9 million at June 30, 2009, compared to $2.2 million at March 31, 2009 and $860,000 at June 30, 2008. The ratio of these non-performing loans to total indirect consumer loans was 1.44% at June 30, 2009 compared to 1.40% at March 31, 2009 and 0.39% at June 30, 2008. As noted in the Allowance for Credit Losses table, net charge-offs as a percent of total indirect consumer loans were 1.20% for the quarter ended June 30, 2009 compared to 0.38% in the same period in 2008. Given the 40% decline in outstanding balances in the indirect consumer loan portfolio since June 30, 2008, the 1.20% charge-off ratio represents only $429,000 of total net charge-offs in the second quarter of 2009.
At the beginning of the third quarter of 2008, the Company ceased the origination of indirect automobile loans. This niche business served the Company well over the past 12 years in helping de-novo banks quickly, and profitably, grow into their physical structures. Competitive pricing pressures significantly reduced the long-term potential profitably of this niche business. Given the current economic environment and the retirement of the founder of this niche business, exiting the origination of this business was deemed to be in the best interest of the Company. The Company will continue to service its existing portfolio during the duration of the credits.
Other Real Estate Owned
The table below presents a summary of other real estate owned as of June 30, 2009 and shows the changes in the balance from March 31, 2009 for each property type:

				Residential
	Residential			Real Estate			Commercial			Total
	Real Estate			Development			Real Estate			Balance
(Dollars in thousands)	$	#	R	$	#	R	$	#	R	$	#	R

Balance at March 31, 2009	$8,281	7	7	$28,422	45	13	$4,814	8	5	$41,517	60	25
Transfers at fair value	376	2	2	3,548	24	1	788	1	1	4,712	27	4
Fair value adjustments	—	—	—	28	—	—	—	—	—	28	—	—
Resolved	(784)	(3)	(3)	(3,090)	(18)	(3)	(945)	(1)	(1)	(4,819)	(22)	(7)

Balance at June 30, 2009	$7,873	6	6	28,908	51	11	4,657	8	5	41,438	65	22

Balance at June 30, 2008										$9,233

$ – balance
# – number of properties
R – number of relationships

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Darien, Deerfield, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Island Lake, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mokena, Mundelein, North Chicago, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Vernon Hills, Wauconda, Western Springs, Willowbrook and Winnetka, and in Delafield, Elm Grove, Madison and Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wintrust Mortgage Corporation (formerly known as WestAmerica Mortgage Company) engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts. Advanced Investment Partners, LLC is an investment management firm specializing in the active management of domestic equity investment strategies. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” Forward-looking statements and information are not historical facts, are premised on many factors, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed in Item 1A on page 20 of the Company’s 2008 Form 10-K. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s projected growth, anticipated improvements in earnings, earnings per share and other financial performance measures, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial results of condition from expected developments or events, the Company’s business and growth strategies, including anticipated internal growth, plans to form additional de novo banks and to open new branch offices, and to pursue additional potential development or acquisitions of banks, wealth management entities or specialty finance businesses. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•	Competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services).

•	Changes in the interest rate environment, which may influence, among other things, the growth of loans and deposits, the quality of the Company’s loan portfolio, the pricing of loans and deposits and net interest income.

•	The extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses.

•	Distressed global credit and capital markets.

•	The ability of the Company to obtain liquidity and income from the sale of premium finance receivables in the future and the unique collection and delinquency risks associated with such loans.

•	Legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies.

•	Failure to identify and complete acquisitions in the future or unexpected difficulties or unanticipated developments related to the integration of acquired entities with the Company.

•	Significant litigation involving the Company.

•	Changes in general economic conditions in the markets in which the Company operates.

•	The ability of the Company to receive dividends from its subsidiaries.

•	Unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings. De novo banks typically require over 13 months of operations before becoming profitable, due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets.

•	The loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank.

•	The ability of the Company to attract and retain senior management experienced in the banking and financial services industries.

•	The risk that the terms of the U.S. Treasury Department’s Capital Purchase Program could change.

•	The effect of continued margin pressure on the Company’s financial results.

•	Additional deterioration in asset quality.

•	Additional charges related to asset impairments.

•	The other risk factors set forth in the Company’s filings with the Securities and Exchange Commission.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.
CONFERENCE CALL, WEB CAST AND REPLAY
The Company will hold a conference call at 1:00 p.m. (CDT) Wednesday, July 29, 2009 regarding second quarter 2009 results. Individuals interested in listening should call (877) 365-7575 and enter Conference ID #21329783. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor News and Events, Presentations & Conference Calls. The text of the second quarter 2009 earnings press release will be available on the Company’s web site at (http://www.wintrust.com), Investor News and Events, Press Releases.
#   #   #

WINTRUST FINANCIAL CORPORATION
Supplemental Financial Information
5 Quarter Trends

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Selected Financial Highlights — 5 Quarter Trends

(Dollars in thousands, except per share data)	Three Months Ended
Selected Financial Condition Data	June 30,	March 31,	December 31,	September 30,	June 30,
(at end of period):	2009	2009	2008	2008	2008
Total assets	$11,359,536	$10,818,941	$10,658,326	$9,864,920	$9,923,077
Total loans	7,595,476	7,841,447	7,621,069	7,322,545	7,153,603
Total deposits	9,191,332	8,625,977	8,376,750	7,829,527	7,761,367
Junior subordinated debentures	249,493	249,502	249,515	249,537	249,579
Total shareholders’ equity	1,065,076	1,063,227	1,066,572	809,331	749,025

Selected Statements of Income Data:
Net interest income	$72,497	$64,782	$62,745	$60,680	$59,400
Net revenue (1)	117,949	101,209	82,117	82,810	93,004
Income (loss) before taxes	10,041	9,774	2,727	(4,518)	17,522
Net income (loss)	6,549	6,358	1,955	(2,448)	11,276
Net income (loss) per common share – Basic	0.06	0.06	0.02	(0.13)	0.48
Net income (loss) per common share – Diluted	0.06	0.06	0.02	(0.13)	0.47

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	2.91%	2.71%	2.78%	2.74%	2.77%
Non-interest income to average assets	1.65	1.38	0.77	0.89	1.40
Non-interest expense to average assets	3.06	2.91	2.57	2.54	2.71
Net overhead ratio (3)	1.41	1.53	1.80	1.65	1.31
Efficiency ratio (2) (4)	72.02	74.10	75.22	76.64	69.54
Return on average assets	0.24	0.24	0.08	(0.10)	0.47
Return on average equity	0.79	0.71	0.22	(1.59)	5.97

Average total assets	$11,037,468	$10,724,966	$10,060,206	$9,881,554	$9,682,454
Average total shareholders’ equity	1,067,395	1,061,654	846,982	765,892	760,253
Average loans to average deposits ratio	92.8%	93.4%	93.5%	94.1%	94.6%

Common Share Data at end of period:
Market price per common share	$16.08	$12.30	$20.57	$29.35	$23.85
Book value per common share	$32.59	$32.64	$33.03	$32.07	$31.70
Common shares outstanding	23,979,804	23,910,983	23,756,674	23,693,799	23,625,841

Other Data at end of period:
Leverage ratio (5)	7.9%	8.0%	8.6%	8.1%	7.8%
Tier 1 capital to risk-weighted assets (5)	8.9%	9.1%	9.5%	9.2%	8.7%
Total capital to risk-weighted assets (5)	12.3%	12.6%	13.1%	10.7%	10.2%
Allowance for credit losses (6)	$86,699	$75,834	$71,352	$66,820	$58,126
Non-performing loans	$238,219	$175,866	$136,094	$113,041	$86,806
Allowance for credit losses to total loans (6)	1.14%	0.97%	0.94%	0.91%	0.81%
Non-performing loans to total loans	3.14%	2.24%	1.79%	1.54%	1.21%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	8	7	7	8	8
Banking offices	79	79	79	79	79

(1)	Net revenue includes net interest income and non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Condition — 5 Quarter Trends

	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2009	2009	2008	2008	2008

Assets
Cash and due from banks	$122,382	$122,207	$219,794	$158,201	$166,857
Federal funds sold and securities purchased under resale agreements	41,450	98,454	226,110	35,181	73,311
Interest-bearing deposits with banks	655,759	266,512	123,009	4,686	6,438
Available-for-sale securities, at fair value	1,267,410	1,413,576	784,673	1,469,500	1,590,648
Trading account securities	22,973	13,815	4,399	2,243	1,877
Brokerage customer receivables	17,701	15,850	17,901	19,436	19,661
Mortgage loans held-for-sale	821,100	218,707	61,116	68,398	118,379
Loans, net of unearned income	7,595,476	7,841,447	7,621,069	7,322,545	7,153,603
Less: Allowance for loan losses	85,113	74,248	69,767	66,327	57,633

Net loans	7,510,363	7,767,199	7,551,302	7,256,218	7,095,970
Premises and equipment, net	350,447	349,245	349,875	349,388	348,881
Accrued interest receivable and other assets	260,182	263,145	240,664	209,970	208,574
Trade date securities receivable	—	—	788,565	—	—
Goodwill	276,525	276,310	276,310	276,310	276,311
Other intangible assets	13,244	13,921	14,608	15,389	16,170

Total assets	$11,359,536	$10,818,941	$10,658,326	$9,864,920	$9,923,077

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$793,173	$745,194	$757,844	$717,587	$688,512
Interest bearing	8,398,159	7,880,783	7,618,906	7,111,940	7,072,855

Total deposits	9,191,332	8,625,977	8,376,750	7,829,527	7,761,367

Notes payable	1,000	1,000	1,000	42,025	41,975
Federal Home Loan Bank advances	435,980	435,981	435,981	438,983	438,983
Other borrowings	244,286	250,488	336,764	296,391	383,009
Subordinated notes	65,000	70,000	70,000	75,000	75,000
Junior subordinated debentures	249,493	249,502	249,515	249,537	249,579
Trade date securities payable	—	7,170	—	2,000	97,898
Accrued interest payable and other liabilities	107,369	115,596	121,744	122,126	126,241

Total liabilities	10,294,460	9,755,714	9,591,754	9,055,589	9,174,052

Shareholders’ equity:
Preferred stock	283,518	282,662	281,873	49,379	—
Common stock	26,835	26,766	26,611	26,548	26,478
Surplus	577,473	575,166	571,887	551,453	547,792
Treasury stock	(122,302)	(122,302)	(122,290)	(122,290)	(122,258)
Retained earnings	317,713	315,855	318,793	318,066	325,314
Accumulated other comprehensive loss	(18,161)	(14,920)	(10,302)	(13,825)	(28,301)

Total shareholders’ equity	1,065,076	1,063,227	1,066,572	809,331	749,025

Total liabilities and shareholders’ equity	$11,359,536	$10,818,941	$10,658,326	$9,864,920	$9,923,077

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Income (Unaudited) — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands, except per share data)	2009	2009	2008	2008	2008

Interest income
Interest and fees on loans	$110,302	$106,887	$107,598	$108,495	$108,803
Interest bearing deposits with banks	767	660	125	27	68
Federal funds sold and securities purchased under resale agreements	66	61	30	197	472
Securities	15,819	14,327	17,868	17,599	16,553
Trading account securities	55	24	33	23	15
Brokerage customer receivables	120	120	164	228	249

Total interest income	127,129	122,079	125,818	126,569	126,160

Interest expense
Interest on deposits	43,502	45,953	50,740	53,405	53,862
Interest on Federal Home Loan Bank advances	4,503	4,453	4,570	4,583	4,557
Interest on notes payable and other borrowings	1,752	1,870	2,387	2,661	2,900
Interest on subordinated notes	428	580	770	786	843
Interest on junior subordinated debentures	4,447	4,441	4,606	4,454	4,598

Total interest expense	54,632	57,297	63,073	65,889	66,760

Net interest income	72,497	64,782	62,745	60,680	59,400
Provision for credit losses	23,663	14,473	14,456	24,129	10,301

Net interest income after provision for credit losses	48,834	50,309	48,289	36,551	49,099

Non-interest income
Wealth management	6,883	5,926	6,705	7,044	7,771
Mortgage banking	22,596	16,232	3,138	4,488	7,536
Service charges on deposit accounts	3,183	2,970	2,684	2,674	2,565
Gain on sale of premium finance receivables	196	322	361	456	566
Gains (losses) on available-for-sale securities, net	1,540	(2,038)	(3,618)	920	(140)
Other	11,054	13,015	10,102	6,548	15,306

Total non-interest income	45,452	36,427	19,372	22,130	33,604

Non-interest expense
Salaries and employee benefits	46,015	44,820	35,616	35,823	36,976
Equipment	4,015	3,938	4,190	4,050	4,048
Occupancy, net	5,608	6,190	5,947	5,666	5,438
Data processing	3,216	3,136	3,007	2,850	2,918
Advertising and marketing	1,420	1,095	1,642	1,343	1,368
Professional fees	2,871	2,883	2,334	2,195	2,227
Amortization of other intangible assets	676	687	781	781	779
Other	20,424	14,213	11,417	10,491	11,427

Total non-interest expense	84,245	76,962	64,934	63,199	65,181

Income (loss) before income taxes	10,041	9,774	2,727	(4,518)	17,522
Income tax expense (benefit)	3,492	3,416	772	(2,070)	6,246

Net income (loss)	$6,549	$6,358	$1,955	$(2,448)	$11,276

Preferred stock dividends and discount accretion	5,000	5,000	1,532	544	—

Net income (loss) applicable to common shares	$1,549	$1,358	$423	$(2,992)	$11,276

Net income (loss) per common share — Basic	$0.06	$0.06	$0.02	$(0.13)	$0.48

Net income (loss) per common share — Diluted	$0.06	$0.06	$0.02	$(0.13)	$0.47

Cash dividends declared per common share	$—	$0.18	$—	$0.18	$—

Weighted average common shares outstanding	23,964	23,855	23,726	23,644	23,608
Dilutive potential common shares	300	221	447	—	531

Average common shares and dilutive common shares	24,264	24,076	24,173	23,644	24,139

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Loan Balances — 5 Quarter Trends

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2009	2009	2008	2008	2008
Balance:
Commercial and commercial real estate	$5,083,917	$4,933,355	$4,778,664	$4,673,682	$4,610,550
Home equity	912,399	920,412	896,438	837,127	770,748
Residential real estate	279,345	280,808	262,908	247,203	243,400
Premium finance receivables (2)	1,070,514	1,418,156	1,346,586	1,205,376	1,145,986
Indirect consumer loans (1)	133,808	154,257	175,955	199,845	221,511
Other Loans	115,493	134,459	160,518	159,312	161,408

Total loans, net of unearned income	$7,595,476	$7,841,447	$7,621,069	$7,322,545	$7,153,603

Mix:
Commercial and commercial real estate	67%	63%	63%	64%	65%
Home equity	12	12	12	11	11
Residential real estate	3	4	3	4	3
Premium finance receivables (2)	14	18	18	17	16
Indirect consumer loans (1)	2	2	2	3	3
Other loans	2	1	2	1	2

Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans.

(2)	Excludes $520 million of premium finance receivables reclassified to held-for-sale in the second quarter of 2009.
WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Deposit Balances — 5 Quarter Trends

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2009	2009	2008	2008	2008
Balance:
Non-interest bearing	$793,173	$745,194	$757,844	$717,587	$688,512
NOW	1,072,255	1,064,663	1,040,105	1,012,393	1,064,792
Wealth management deposits (1)	919,968	833,291	716,178	583,715	599,451
Money market	1,379,164	1,313,157	1,124,068	997,638	900,482
Savings	461,377	406,376	337,808	317,108	326,869
Time certificates of deposit	4,565,395	4,263,296	4,400,747	4,201,086	4,181,261

Total deposits	$9,191,332	$8,625,977	$8,376,750	$7,829,527	$7,761,367

Mix:
Non-interest bearing	9%	9%	9%	9%	9%
NOW	11	12	12	13	14
Wealth management deposits (1)	10	10	9	7	8
Money market	15	15	13	13	11
Savings	5	5	4	4	4
Time certificates of deposit	50	49	53	54	54

Total deposits	100%	100%	100%	100%	100%

(1)	Represents deposit balances at the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, the trust and asset management customers of Wayne Hummer Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Quarterly Average Balances — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2009	2009	2008	2008	2008

Liquidity management assets	$1,851,179	$1,839,161	$1,607,707	$1,544,465	$1,543,795
Other earning assets	22,694	22,128	21,630	21,687	22,519
Loans, net of unearned income	8,212,572	7,924,849	7,455,418	7,343,845	7,158,317

Total earning assets	$10,086,445	$9,786,138	$9,084,755	$8,909,997	$8,724,631

Allowance for loan losses	(72,990)	(72,044)	(67,342)	(57,751)	(53,798)
Cash and due from banks	118,402	107,550	127,700	133,527	125,806
Other assets	905,611	903,322	915,093	895,781	885,815

Total assets	$11,037,468	$10,724,966	$10,060,206	$9,881,554	$9,682,454

Interest-bearing deposits	$8,097,096	$7,747,879	$7,271,505	$7,127,065	$6,906,437
Federal Home Loan Bank advances	435,983	435,982	439,432	438,983	437,642
Notes payable and other borrowings	249,123	301,894	379,914	398,911	439,130
Subordinated notes	66,648	70,000	73,364	75,000	75,000
Junior subordinated debentures	249,494	249,506	249,520	249,552	249,594

Total interest-bearing liabilities	$9,098,344	$8,805,261	$8,413,735	$8,289,511	$8,107,803

Non-interest bearing deposits	754,479	733,911	705,616	678,651	663,526
Other liabilities	117,250	124,140	93,873	147,500	150,872
Equity	1,067,395	1,061,654	846,982	765,892	760,253

Total liabilities and shareholders’ equity	$11,037,468	$10,724,966	$10,060,206	$9,881,554	$9,682,454

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
Yield earned on:	2009	2009	2008	2008	2008

Liquidity management assets	3.71%	3.42%	4.57%	4.70%	4.56%
Other earning assets	3.27	2.85	3.94	4.81	4.83
Loans, net of unearned income	5.39	5.48	5.75	5.89	6.12

Total earning assets	5.08%	5.08%	5.54%	5.68%	5.84%

Rate paid on:
Interest-bearing deposits	2.15%	2.41%	2.78%	2.98%	3.14%
Federal Home Loan Bank advances	4.14	4.14	4.14	4.15	4.19
Notes payable and other borrowings	2.82	2.51	2.50	2.65	2.66
Subordinated notes	2.54	3.31	4.11	4.10	4.45
Junior subordinated debentures	7.05	7.12	7.22	6.98	7.29

Total interest-bearing liabilities	2.41%	2.64%	2.98%	3.16%	3.31%

Rate Spread	2.67%	2.44%	2.56%	2.52%	2.53%
Net Free Funds Contribution	0.24	0.27	0.22	0.22	0.24

Net Interest Margin	2.91%	2.71%	2.78%	2.74%	2.77%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2009	2009	2008	2008	2008

Net Interest Income	$73,067	$65,402	$63,340	$61,257	$59,992
Call Option Income	—	1,998	7,438	2,723	12,083

Net Interest Income Including Call Option Income	$73,067	$67,400	$70,778	$63,980	$72,075

Yield on Earning Assets	5.08%	5.08%	5.54%	5.68%	5.84%
Rate on Interest-bearing Liabilities	2.41	2.64	2.98	3.16	3.31

Rate Spread	2.67%	2.44%	2.56%	2.52%	2.53%
Net Free Funds Contribution	0.24	0.27	0.22	0.22	0.24

Net Interest Margin	2.91%	2.71%	2.78%	2.74%	2.77%

Call Option Income	—	0.08	0.33	0.12	0.56

Net Interest Margin including Call Option Income	2.91%	2.79%	3.11%	2.86%	3.33%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) — YTD Trends

	Six Months
	Ended		Years Ended
	June 30,		December 31,
	2009	2008	2007	2006	2005

Net Interest Income	$138,469	$247,054	$264,777	$250,507	$218,086
Call Option Income	1,998	29,024	2,628	3,157	11,434

Net Interest Income Including Call Option Income	$140,467	$276,078	$267,405	$253,664	$229,520

Yield on Earning Assets	5.08%	5.88%	7.21%	6.91%	5.92%
Rate on Interest-bearing Liabilities	2.52	3.31	4.39	4.11	3.00

Rate Spread	2.56%	2.57%	2.82%	2.80%	2.92%
Net Free Funds Contribution	0.25	0.24	0.29	0.30	0.24

Net Interest Margin	2.81%	2.81%	3.11%	3.10%	3.16%

Call Option Income	0.04	0.33	0.03	0.04	0.17

Net Interest Margin including Call Option Income	2.85%	3.14%	3.14%	3.14%	3.33%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Income — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2009	2009	2008	2008	2008
Brokerage	$4,280	$3,819	$4,310	$4,354	$4,948
Trust and asset management	2,603	2,107	2,395	2,690	2,823

Total wealth management	6,883	5,926	6,705	7,044	7,771

Mortgage banking	22,596	16,232	3,138	4,488	7,536
Service charges on deposit accounts	3,183	2,970	2,684	2,674	2,565
Gain on sale of premium finance receivables	196	322	361	456	566
(Losses) gains on available-for-sale securities, net	1,540	(2,038)	(3,618)	920	(140)
Other:
Fees from covered call options	—	1,998	7,438	2,723	12,083
Bank Owned Life Insurance	565	286	(319)	478	851
Trading income	8,274	8,744	(105)	286	77
Administrative services	454	482	670	803	755
Miscellaneous	1,761	1,505	2,418	2,258	1,540

Total other income	11,054	13,015	10,102	6,548	15,306

Total non-interest income	$45,452	36,427	19,372	22,130	33,604

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Expense — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2009	2009	2008	2008	2008
Salaries and employee benefits	$46,015	$44,820	$35,616	$35,823	$36,976
Equipment	4,015	3,938	4,190	4,050	4,048
Occupancy, net	5,608	6,190	5,947	5,666	5,438
Data processing	3,216	3,136	3,007	2,850	2,918
Advertising and marketing	1,420	1,095	1,642	1,343	1,368
Professional fees	2,871	2,883	2,334	2,195	2,227
Amortization of other intangibles	676	687	781	781	779
Other:
Commissions — 3rd party brokers	791	704	802	985	997
Postage	1,146	1,180	1,012	1,067	1,055
Stationery and supplies	793	768	757	750	756
FDIC Insurance	9,121	3,013	1,681	1,344	1,289
OREO expenses, net	1,072	2,356	641	487	837
Miscellaneous	7,501	6,192	6,524	5,858	6,493

Total other expense	20,424	14,213	11,417	10,491	11,427

Total non-interest expense	$84,245	76,962	64,934	63,199	65,181

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Allowance for Credit Losses — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30	June 30,
(Dollars in thousands)	2009	2009	2008	2008	2008
Balance at beginning of period	$74,248	$69,767	$66,327	$57,633	$53,758
Provision for credit losses	23,663	14,473	14,456	24,129	10,301
Reclassification to allowance for lending-related commitments	—	—	(1,093)	—	—

Charge-offs:
Commercial and commercial real estate loans	9,846	7,890	7,539	13,543	5,430
Home equity loans	795	511	231	28	25
Residential real estate loans	108	152	627	786	—
Premium finance receivables	1,792	1,351	1,275	1,002	913
Indirect consumer loans	473	361	501	292	271
Consumer and other loans	130	121	157	165	202

Total charge-offs	13,144	10,386	10,330	15,816	6,841

Recoveries:
Commercial and commercial real estate loans	107	208	211	216	29
Home equity loans	1	1	1	—	—
Residential real estate loans	—	—	—	—	—
Premium finance receivables	155	141	144	118	273
Indirect consumer loans	44	29	38	29	61
Consumer and other loans	39	15	13	18	52

Total recoveries	346	394	407	381	415

Net charge-offs	(12,798)	(9,992)	(9,923)	(15,435)	(6,426)

Allowance for loan losses at end of period	$85,113	$74,248	$69,767	$66,327	$57,633

Allowance for lending-related commitments at end of period	$1,586	$1,586	$1,586	$493	$493

Allowance for credit losses at end of period	$86,699	$75,834	$71,353	$66,820	$58,126

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	0.78%	0.65%	0.62%	1.15%	0.48%
Home equity loans	0.35	0.23	0.11	0.01	0.01
Residential real estate loans	0.09	0.14	0.79	0.92	—
Premium finance receivables	0.43	0.35	0.37	0.29	0.23
Indirect consumer loans	1.20	0.81	0.98	0.49	0.38
Consumer and other loans	0.25	0.27	0.35	0.36	0.37

Total loans, net of unearned income	0.63%	0.51%	0.53%	0.84%	0.36%

Net charge-offs as a percentage of the provision for loan losses	54.08%	69.04%	68.64%	63.97%	62.38%

Loans at period-end	$7,595,476	$7,841,447	$7,621,068	$7,322,545	$7,153,603
Allowance for loan losses as a percentage of loans at period-end	1.12%	0.95%	0.92%	0.91%	0.81%
Allowance for credit losses as a percentage of loans at period-end	1.14%	0.97%	0.94%	0.91%	0.81%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Performing Loans — 5 Quarter Trends

	June 30,	March 31,	December 31,	September 30	June 30,
(Dollars in thousands)	2009	2009	2008	2008	2008
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity (1)	$1,447	$726	$617	$1,084	$200
Commercial, consumer and other	7,860	4,958	14,750	6,100	2,259
Premium finance receivables	14,301	9,722	9,339	5,903	5,180
Indirect consumer loans	695	1,076	679	877	471

Total past due greater than 90 days and still accruing	24,303	16,482	25,385	13,964	8,110

Non-accrual loans:
Residential real estate and home equity (1)	11,925	9,209	6,528	6,214	3,384
Commercial, consumer and other	184,960	136,397	91,814	81,997	61,918
Premium finance receivables	15,806	12,694	11,454	10,239	13,005
Indirect consumer loans	1,225	1,084	913	627	389

Total non-accrual	213,916	159,384	110,709	99,077	78,696

Total non-performing loans:
Residential real estate and home equity (1)	13,372	9,935	7,145	7,298	3,584
Commercial, consumer and other	192,820	141,355	106,564	88,097	64,177
Premium finance receivables	30,107	22,416	20,793	16,142	18,185
Indirect consumer loans	1,920	2,160	1,592	1,504	860

Total non-performing loans	$238,219	$175,866	$136,094	$113,041	$86,806

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity (1)	1.12%	0.83%	0.62%	0.67%	0.35%
Commercial, consumer and other	3.71	2.79	2.16	1.82	1.34
Premium finance receivables	2.81	1.58	1.54	1.34	1.59
Indirect consumer loans	1.44	1.40	0.90	0.75	0.39

Total non-performing loans	3.14%	2.24%	1.79%	1.54%	1.21%

Allowance for loan losses as a percentage of non-performing loans	35.73%	42.22%	51.26%	58.67%	66.39%

(1)	Residential real estate and home equity loans that are non-accrual and past due greater than 90 days and still accruing do not include non-performing mortgage loans held-for-sale. These balances totaled $0 as of June 30, 2009, March 31, 2009, December 31, 2008 and September 30, 2008 and $0.2 million as of June 30, 2008. Mortgage loans held-for sale are carried at either fair value or at the lower of cost or market applied on an aggregate basis by loan type. Charges related to adjustments to record the loans at fair value are recognized in mortgage banking revenue.